FOR IMMEDIATE RELEASE


OCT. 17, 1995 -- NationsBank Corporation today entered into an agreement for the underwritten public offering of $450 million in subordinated notes due October 2025.

The debt issue is a part of a shelf registration for corporate debt securities and preferred and common stock previously declared effective by the Securities and Exchange Commission.

The 30-year non-callable subordinated notes have a coupon interest rate of 7 1/4 percent. The notes qualify as Tier 2 capital under the Federal Reserve Board's capital guidelines.

The offering will be sold through underwriters led by NationsBanc
Capital Markets, Inc., Bear, Stearns & Co. Inc., Lehman Brothers,
Merrill Lynch & Co. and Morgan Stanley & Co. Inc. Closing is scheduled for Oct. 23.

Proceeds from the debt issue will be used for general corporate purposes, including the corporation's working capital needs, additional investments in capital securities of the corporation's banking subsidiaries and previously announced acquisitions.

NationsBank Corporation is the fourth-largest U.S. banking company, with total assets of $182 billion at the end of the third quarter. It operates full-service banking centers in nine states and the District of Columbia.


Media contact:      Martha Larsh        (214) 508-0633